Exhibit 99.1

CSP Inc. Reports Fiscal Third Quarter 2024 Operating Results; Service Revenue Grows 10% Driving Continued Gross Margin Percentage; Near-record Cash Position Achieved While Continuing Infrastructure Buildout Supporting AZT PROTECT™ Market Penetration

AZT PROTECT adds Customers and Increased Reseller Partnerships to Accelerate Global Adoption

LOWELL, Mass., August 13, 2024 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the fiscal third quarter ended June 30, 2024. The company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable September 10, 2024, to shareholders of record at the close of business on August 23, 2024.

Recent Achievements and Operating Highlights

●	10% Services business revenue growth contributed to 150 basis point gross margin percentage improvement.
●	Hired new Vice-President of Global Sales to lead ARIA sales with a focus on AZT PROTECT.
●	Expanded AZT PROTECT customer base and entered new reseller partnerships to accelerate adoption among small and mid-size enterprises.
●	AZT Protect won several prestigious cyber security industry awards, including winner of the "Application Security" category at the 2024 Fortress Cybersecurity Awards presented by Business Intelligence Group.
●	Pipeline remains strong across product and service lines.
●	Robust balance sheet with near record cash level allows the company to Implement near and long-term business initiatives to ensure sustained growth and profitability.

"Our business returned to a normalized run rate during the fiscal third quarter as we continued to execute our plan to build the infrastructure required to drive future AZT PROTECT sales,” commented Victor Dellovo, Chief Executive Officer. “Our Technology Solutions (TS) business added new MSP customers and successfully expanded relationships with existing customers. Moreover, we are currently awaiting customer decisions on several orders that could favorably impact our results in fiscal 2025. We also continued to generate higher levels of interest in our UCaaS offering, and during the current fiscal fourth quarter we have already signed several new customers. As a result of this UCaaS business development, we expect to enter the new fiscal year with an annual revenue run rate that is more than double what it was entering fiscal 2024.”

“The AZT Protect offering, which is part of our High-Performance Products (HPP) business, continues to be a key focus for our team. During the fiscal third quarter, we added a mid-tier manufacturing client, increased the pipeline, and received several brand-enhancing industry awards. We also continued to build the organizational infrastructure required to realize AZT PROTECT’s full potential by hiring Greg Pysher, an experienced, 20-year IT industry sales veteran as Vice President of Global Sales of ARIA. Greg is transforming our sales team and in just a few weeks, his impact is being felt throughout the organization and I look forward to his many contributions. While the target market for AZT Protect was initially focused on the operational technology (OT) market, we had recently decided to engage the information technology (IT) market. The timing of the recent CrowdStrike-induced Windows outage is a development that we believe would have been controlled at the corporate level if AZT PROTECT had been previously deployed by the effected organization.”

“The strength of the TS business is enabling our self-funding of AZT PROTECT’s development and market entry. We believe AZT Protect has the potential to revolutionize how OT and IT professionals approach their responsibilities and ensure their businesses are not compromised, whether from external threats and/or third-party software updates.  And, by remaining steadfast in our commitment to develop innovative and higher margin products and services, we have expanded our gross margin percentage and improved our cash balance to near record level – giving us tremendous flexibility to achieve our multi-year revenue and profitability targets.”

Exhibit 99.1

Fiscal 2024 Third Quarter Results

Revenue for the fiscal third quarter ended June 30, 2024, was $13.1 million compared to revenue of $17.7 million for the fiscal third quarter ended June 30, 2023. In the year-ago fiscal third quarter, the Company converted a sizeable portion of its backlog to revenue as supply chain issues had eased and the Company was able to get key components to complete and ship customer orders.  Sequentially, the revenue was relatively flat compared to the 2024 fiscal second quarter as the business returned to a more normalized run rate.

Services revenue constituted $5.3 million of overall sales; a 10% increase compared to the year-ago services revenue of $4.8 million.  Gross profit for the three months ended June 30, 2024, was $4.6 million, or 35.0% of sales, compared to $5.9 million, or 33.5% of sales, representing a 150-basis point improvement as higher margin services revenue fueled the improvement. The Company reported a net loss of $0.2 million, or $0.02 per diluted common share for the fiscal third quarter ended June 30, 2024, compared to net income of $2.5 million, or $0.26 per diluted common share for the fiscal third quarter ended June 30, 2023.

The Company generated $2.4 million in operating cash flow during the quarter and as of June 30, 2024, had cash and cash equivalents of $28.9 million ensuring it has the resources to implement the AZT PROTECT product offering growth strategy. During the fiscal third quarter 2024, the Company repurchased 4,800 shares for a total cost of $70,000.

Fiscal Year 2024 Nine Month Results

Revenue for the fiscal nine months ended June 30, 2024, was $42.2 million compared with revenue of $49.3 million in the same prior year period. Gross profit for the fiscal nine months ended March 31, 2023, was $15.2 million, or 35.9% of sales compared with $16.7 million, or 33.9% of sales, reflecting a more favorable product mix and benefiting from the higher year-to-date services revenue. The Company reported net income of $1.3 million, or $0.13 per diluted common share in the fiscal nine months ended June 30, 2024, compared with net income of $3.8 million, or $0.40 per diluted common share for the fiscal nine months ended June 30, 2023.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link https://www.webcaster4.com/Webcast/Page/2912/51060  2. Individuals also may listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011 and use the Participant Access Code: 761417 when greeted by the live operator when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from attack with our AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed. CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services

Exhibit 99.1

providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, we continued to execute our plan to build the infrastructure required to drive future AZT PROTECT sales. We are currently awaiting customer decisions on several orders that could favorably impact our results in fiscal 2025. We also continued to generate higher levels of interest in our UCaaS offering, and during the current fiscal fourth quarter we have already signed several new customers. As a result of this UCaaS business development, we expect to enter the new fiscal year with an annual revenue run rate that is more than double what it was entering fiscal 2024.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

SOURCE: CSP Inc.

CONTACT:

CSP Inc.
Gary Levine, 978-954-5040
Chief Financial Officer

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2024	September 30, 2023

Assets
Current assets:
Cash and cash equivalents	$28,891	$25,217
Accounts receivable, net	9,436	12,955
Financing receivables, net	8,710	7,171
Inventories	2,475	2,542
Other current assets	2,096	2,479
Total current assets	51,608	50,364
Financing receivables due after one year, net	3,718	4,224
Cash surrender value of life insurance	5,545	5,356
Other assets	5,933	5,960
Total assets	$66,804	$65,904

Liabilities and Shareholders’ Equity
Current liabilities	$14,603	$15,659
Pension and retirement plans	1,180	1,251
Other non-current liabilities	2,881	2,846
Shareholders’ equity	48,140	46,148
Total liabilities and shareholders’ equity	$66,804	$65,904

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Sales:
Product	$7,845	$12,934	$27,710	$36,143
Services	5,260	4,774	14,476	13,178
Total sales	13,105	17,708	42,186	49,321

Cost of sales:
Product	6,523	9,960	21,167	27,311
Services	2,000	1,821	5,864	5,276
Total cost of sales	8,523	11,781	27,031	32,587

Gross profit	4,582	5,927	15,155	16,734

Operating expenses:
Engineering and development	737	741	2,163	2,435
Selling, general and administrative	4,565	4,611	12,821	12,123
Total operating expenses	5,302	5,352	14,984	14,558

Operating (loss) income	(720)	575	171	2,176

Other income (expense), net	460	247	1,232	132

(Loss) income before income taxes	(260)	822	1,403	2,308

Income tax (benefit) expense	(75)	(1,692)	73	(1,488)

Net (loss) income	$(185)	$2,514	$1,330	$3,796
Net (loss) income attributable to common shareholders	$(185)	$2,355	$1,244	$3,564

Net (loss) income per common share - basic	$(0.02)	$0.27	$0.14	$0.41
Weighted average shares outstanding – basic	9,110	8,826	9,014	8,731

Net (loss) income per common share - diluted	$(0.02)	$0.26	$0.13	$0.40
Weighted average shares outstanding net income - diluted	9,110	9,032	9,410	8,870